2011 Nelnet Annual Report // 1 February 28, 2012 Dear Shareholders, Since we opened our doors in 1978, we’ve focused on education. It’s why we exist—to make educational dreams possible. How do we accomplish this mission? By living out our core values: • Customers are No. 1 • Create an environment in which associates can do what they do best • Build a diversified education services company • Maintain open, honest communication • Give back to our communities What do we do? We provide innovative educational services in loan servicing, payment processing, education planning, and asset management. These products and services help students and families plan, prepare, and pay for their education, while making administrative and financial processes more efficient for schools and financial institutions. We support more than 2,400 colleges and universities in their goal to recruit and retain students, and help students and families research, find, and apply to schools that match and encourage their educational and career goals. We provide customer service for nearly 5 million student loan borrowers and indirectly serve an additional 10 million borrowers on our hosted student loan servicing solution. We provide services that allow 4,800 private and faith-based K-12 schools and approximately 650 colleges and universities to easily evaluate and manage grants, financial aid, and donations for their institution. In addition, those schools overcome affordability concerns with our tuition payment plans and convenient online payment options, helping more than 1.5 million families. By encouraging students of all ages to accomplish their educational goals, we make a distinct impact on the quality of life in our communities and beyond. We help families set up payment plans to make education more affordable, support families’ efforts to successfully plan for college, explain options to make it easier to pay back student loans, and simply answer borrower questions. Every interaction we have with a customer impacts their educational experience, and I am proud to be a part of it.

Nelnet's Core

Payment Processing

- Tuition payment plans, online payment processing
- Primary markets: K-12 and post-secondary
- Serve 4,800 K-12 schools
- Work with 650 colleges and universities

Competitive advantages
Market leader, technology solution, high customer retention, strong history

Asset Management

- Manage $24 billion in net student loan assets
- Purchased $2.8 billion in FFELP loans in 2011

Competitive advantages
Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow.



Loan Servicing

- FFELP, Direct, and private loan servicing, guaranty servicing and support, servicing software
- Primary markets: Government and guarantors
- Service over $76 billion in total loan volume for nearly 5 million borrowers

Competitive advantages
Cost efficiency, economies of scale, scalable platform

Education Planning

- Interactive marketing, content management, and list management
- Primary markets: Higher education and government
- Work with 2,400 higher education institutions
- Process 6 million student inquiries annually

Competitive advantages
Product offerings, Peterson's brand name, growth potential

// Financial Results

In 2011, we reported base net income[1] of $4.72 per share. This year's outstanding financial performance was driven by continued low interest rates, sound portfolio management, and growth of our core businesses.

Our per-share book value with dividends increased 20% in 2011. Over the last eight years, since we've taken the company public, Nelnet's per-share book value has grown from $5.70 to $22.62.

Nelnet's Corporate Performance vs. the S&P 500

Annual Percentage Change

	2004	2005	2006	2007	2008	2009	2010	2011	CAGR
Per-Share Book Value with Dividends Included	49.3	42.4	3.4	(7.3)	6.2	22.5	19.9	19.6	**18.2%**
S&P 500 with Dividends Included	10.9	4.9	15.8	5.5	(37.0)	26.5	15.1	2.1	**3.6%**
Relative Results	38.4	37.5	(12.4)	(12.8)	43.2	(4.0)	4.8	17.5	**14.6%**

1 "Base net income" is GAAP net income excluding derivative market value and foreign currency adjustments, and amortization of intangible assets. A description of "base net income" and a reconciliation of GAAP net income to "base net income" can be found in supplemental financial information online at www.nelnetinvestors.com.

2011 Nelnet Annual Report // 2

2011 Nelnet Annual Report // 3 // Our 2011 Objectives Grow our core: Our loan servicing and payment processing segments had a good 2011. We increased the number of borrowers who we provide customer service for on behalf of the Department of Education (Department) by more than 8 percent—to 3 million. In total, by the end of the year, we serviced more than $76 billion of Department-owned and Federal Family Education Loan Program student loans for nearly 5 million borrowers. In 2011, we successfully maximized the value of our $24 billion student loan portfolio. Throughout the year, we bought $0.9 billion in student loans and $1.9 billion in student loan residuals. With the addition of these loans and the low interest rate environment, we expect to generate more than $1.8 billion in future cash flow from our student loan portfolio, adding to the more than $340 million of cash flow created in 2011. Our payment processing business also saw another consistent year of growth, adding more than 700 K-12 schools to its market-leading customer total and increasing revenue by more than 13 percent to $68 million. Our college planning and enrollment services business had a tougher year. Our interactive marketing revenue was affected by new regulations that have caused for-profit schools to decrease their marketing spending and, in some cases, reduce their enrollment. These regulations have also increased our cost of compliance to provide qualified student inquiries to colleges and universities. In addition, our publishing business continued to be challenged by industry trends that have decreased book sales. As a result of these struggles, revenue for this segment decreased by 7 percent in 2011; however, through cost management, we were able to grow base net income slightly. Enhance the customer experience: Throughout 2011, we focused on reevaluating the customer experience. Nelnet Business Solutions (NBS), our business segment focusing on payment processing and campus commerce, continues to deliver outstanding customer service, with its customer engagement scores exceeding over 96% for the fifth year in a row. Unfortunately, we discovered that many of the other experiences we were providing to our customers were not consistently at the high levels we expected. In loan servicing, the Department measures our performance with quarterly satisfaction scores and default metrics. The results of these surveys determine the number of new borrowers we will provide customer service for on behalf of the Department during the next academic year. During the first two years of the contract, our results have been unacceptable—finishing fourth of four servicers in both years. Over the last six months, we have worked diligently to improve the service we provide to borrowers, schools, and the Department, and to reduce the number of loans that default. We increased Customer Interaction Center (borrower call center) hours to 24/7 and continue to improve our communications and Web experience to help borrowers find what they need and be able to manage 1. 2.

2011 Nelnet Annual Report // 4 their account anytime, anywhere. We just received the second fiscal quarter rankings, and we were ranked No. 1 overall for the quarter for the first time. With our goal to provide the best service to our customers and consistently be the No. 1-ranked student loan servicer for the Department of Education, we continue to make business decisions that will bring improvements in this area. Drive diversification: In 2011, we implemented some significant new services based on our core competencies. In October, Affiliated Computer Services (ACS), a Xerox Company, converted 9.6 million student loan borrowers onto our hosted student loan servicing solution. This is a major achievement, as it provides new revenue that leverages our loan servicing and technology strengths and represents the largest conversion of a student loan portfolio in history. We also started a registered investment advisor, Whitetail Rock, which specializes in student loan Asset-Backed Securities and already has more than $500 million under management. Banks make up Whitetail Rock’s largest concentration of customers. Operate with financial discipline: Three years ago, we were weighed down by more than $1 billion in corporate debt. Because of our strong financial performance and financial discipline, today we have $40 million drawn on our credit line, and we have cash to pay it off at any time. We also entered into a new line of credit of $250 million for the next four years with five strategic relationship banks. With reduced debt, along with significant cash flow from our student loan portfolio and operations, we have flexibility to serve our customers, make well-considered decisions for the long term, and invest in new opportunities. Foster a culture of greatness and high performance: We work hard to create an environment in which associates can continue to do what they do best and advance their careers. One way we measure success is through our annual Associate Engagement Survey. We are pleased to report that our engagement levels are significantly above the levels of high-performing companies across the country. Our associates say Nelnet is a great place to focus on their career, encourages their professional development, and cares about their health and well-being. We are proud to provide one of the nation’s best wellness programs to support associates as they work toward healthier, more fulfilling lives. // The Future of Nelnet As we reflect on all we learned in 2011, several key opportunities for improvement and growth are clear. In 2012, we will continue to improve in many areas that we began enhancing in 2011, and we’ll add a fresh objective regarding security and risk management: Improve the customer experience: Our No. 1 value at Nelnet has always been improving the customer experience. For the first two years, our rankings on the government contract were unacceptable, and we are dedicated to refocusing on the customer and continuing to look for ways to improve every interaction our customers have with us. 3. 4. 5. 1.

2011 Nelnet Annual Report // 5 Grow and extend our core: We have opportunities to grow each of our core businesses: loan servicing, payment processing, education planning, and asset management. We can strengthen and expand our current customer relationships and find new ways to add value by leveraging our core competencies. Continue to operate with financial discipline: We have a number of investment options; however, we will be strategic and disciplined regarding which opportunities to pursue. Our book value now exceeds $1 billion, and we expect to generate significant future cash flow from our student loan portfolio. Over time this will open new opportunities for us to prudently invest our capital. Foster a culture of greatness and high performance: As a performance-based organization that rewards results and excellence, we will continue to create a great place to work where associates’ careers match their talents and offer opportunities to learn, grow, and enhance their total well-being— physically, financially, professionally, and personally. Focus on security and risk management: Our operations rely on stable and secure processing, transmission, and storage of confidential information within computer systems and networks. Although we believe we have robust change management and information security procedures and controls, cyber security, system stability, and the continued development and enhancement of our training, controls, audit procedures, processes, and practices remain a priority. // Our Fair-Value Approach We have included our perspective on fundamental value in all of our annual reports as a public company. As we hope you know, we feel strongly about these concepts, as reiterated below: We believe in conservative and transparent accounting policies. We have never used gain-on-sale accounting. Rather, we have always recorded all assets and liabilities on our balance sheet. This is both transparent and conservative because it does not result in the front-loading of revenues. We recognize income as it is generated, and thus, there is no residual risk associated with the figures reported on our income statement or residuals included in our equity reported on our balance sheet. It is our goal for each Nelnet shareholder to record a gain or loss in market value proportional to the gain or loss in per-share fundamental value recorded by the company. To achieve this goal, we strive to maintain a one-to-one relationship between the company’s fundamental value and the market price. As that implies, we would rather see Nelnet’s stock price at a fair level than at an inflated level. Our fair value approach may not be preferred by all investors, but we believe it aligns with our long-term approach to both our business model and market value. 2. 3. 4. 5.

Shareholder Value

(Dollars in millions, except share data)

	2003	2004	2005	2006	2007	2008	2009	2010	2011	CAGR 2003-11
Shareholders' Equity	$ 305	456	649	672	609	643	785	907	1,066	16.9%
Tangible Shareholders' Equity	294	439	406	319	331	391	587	751	921	15.3%
Book Value per Common Share	5.70	8.50	12.03	12.79	12.31	13.05	15.73	18.75	22.62	21.8%
Tangible Book Value per Common Share	5.48	8.19	7.52	6.07	6.70	7.93	11.77	15.53	19.53	19.9%

// A Lasting Impact on Our Communities

As a company, we raised more than $315,000 during our 2011 pacesetter United Way campaign—the largest contribution we have ever achieved for this organization. We also had another record number of mentoring volunteers in Lincoln, Nebraska, through TeamMates and, as always, dozens of Junior Achievement (JA) volunteers across the country who continue enhancing the financial education of America's youth. In addition, our associates participated in many other fundraisers and small group service events to give back in the areas where they live and work.

In 2012, Nelnet will continue to fund the Nelnet Foundation with $3 million. It remains our commitment to contribute annually to the Nelnet Foundation, in additional to a number of other charitable and civic activities. One of the Foundation's larger projects is the Learn to Dream Scholarship Program, which helped and inspired more than 400 students to graduate from Lincoln high schools and move toward post-secondary education. For a community that graduates 2,500 to 3,000 students a year, a 10 percent increase in those exploring additional education has a material positive impact on the community for years to come, and we are pleased to be a part of it.

We are very proud of the Nelnet associates who gave time and money—or both—back to our communities, and we have great respect for our teams of associates and the talent and passion that they bring to their careers every day. Time and time again, they rise to the challenges and opportunities that help Nelnet serve our customers, making Nelnet a great place to work. They are truly responsible for any success that we have—thank you to our team members for all they do.

Sincerely,

Mike Dunlap

Mike Dunlap
Nelnet Chairman and CEO

2011 Nelnet Annual Report // **6**